Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT
          AGREEMENT, dated as of September 11, 2006 (the “Agreement”), between Altivity Packaging, LLC (the “Company”), and Donald Sturdivant (the “Executive”).
          WHEREAS, the Company desires that the Executive serve the Company as its Executive Vice President on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
          1. Employment, Duties and Agreements.
          (a) The Company hereby agrees to employ the Executive as its Executive Vice President, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Company from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions and all applicable policies and rules of the Company.
          (b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.
          (c) During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.
          2. Compensation.
          (a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $450,000 per annum, (the “Base Salary”).
          (b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the annual incentive plan (the “AIP”) established and approved by the Company’s Board of Directors (the “Board”) and, pursuant to the AIP, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 75% of Base Salary up to a maximum of 150% of Base Salary, based on the achievement of annual performance objectives as set forth in the AIP; provided that the Annual Bonus with respect to fiscal year 2006 shall be at least $126,562.50 and the Annual Bonus with respect to fiscal year 2007 shall be at least $168,750.00; and provided, further, that the Executive’s entitlement to an Annual Bonus shall be subject in all cases to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus.
          (c) As soon as practicable after the Effective Date, the Company will pay the Executive a signing bonus of $125,000 (the “Signing Bonus”); provided that in the event the Executive terminates his employment with the Company for any reason, or the Executive’s employment is terminated for Cause (as provided herein) within the two-year period following the Effective Date, the Executive agrees to repay, on the date of such termination, the entire amount of the Signing Bonus in immediately available funds (“Clawback”). The Company reserves the right to offset the Executive’s obligation to repay all or a portion of the Signing Bonus as provided in the preceding sentence against any amounts due to the Executive from the Company; provided that such offset shall not be the sole remedy of the Company in enforcing the Clawback.
          (d) As soon as practicable after the Effective Date, the Company will grant the Executive options (the “Options”) to purchase 315,000 membership units of the Company (the “Units”) at an exercise price of $10 per Unit. The specific terms and conditions governing all aspects of the Options shall be provided in separate grant agreements and any relevant plan documents (collectively, the “Option Agreements”). The Options shall be comprised of the following two tranches: (1) 66.67% of the Options (the “Time-Based Options”) will vest and become exercisable in equal annual installments of 20% over a five-year period, subject to the Executive’s continued employment with the Company through the applicable vesting date and (2) 33.33% of the stock options (the “Performance-Based Options”) will vest and become exercisable only upon the achievement by the Company of the following performance targets, in each case, subject to the Executive’s continued employment with the Company through the applicable vesting date: (A) 50% of the Performance-Based Options will vest upon the occurrence of any liquidity event in connection with which TPG Partners IV, L.P. and TPG Partners V, L.P. (together, “TPG”) realize a multiple of money (“MoM”) of at least 2.0x its initial investment in the Company, as determined by the Board in good faith against a pre-determined specific measurement, and (B) the remaining 50% of the Performance-Based Options will vest upon the occurrence of any liquidity event in connection with which TPG realizes an MoM of at least 3.0x its initial investment in the Company, as determined by the Board in good faith against a pre-determined specific measurement.
          Notwithstanding the foregoing, in the event the Company terminates the Executive’s employment without Cause (as defined in Section 3 below) within the two-year period following a Change of Control (as defined in the applicable Option Agreement) the unvested portion of the Time-Based Options shall become immediately exercisable. Upon any termination of the Executive’s employment, any Options that are not vested and exercisable as of such termination and that do not become vested and exercisable as a result of such termination shall automatically expire on the Date of Termination (as defined in Section 4 below). Any Options that have become vested and exercisable as of (or that become exercisable as a result of) the Date of Termination shall expire on the earlier of (i) ninety (90) days after the date the Executive’s employment is terminated for any reason other than Cause, death or Disability; (ii) one year after the date the Executive’s employment is terminated by reason of death or Disability; (iii) the commencement of business on the date the Executive’s employment is terminated for Cause; or (iv) the seventh anniversary of the grant date. All Options that are outstanding as of the seventh anniversary of the grant date will expire on such date.

          (e) On or before January 31, 2007 the Executive will be permitted to invest up to four hundred and fifty thousand ($450,000) to purchase Units of the Company at a price of $10 per Unit.
          (f) The purchase of any Units upon the exercise of the Options, or any other purchase or issuance of Units contemplated by this Agreement, will be subject to the Executive’s execution of a Management Stockholders’ Agreement for the Company in such form as provided by the Company (the “Management Stockholders’ Agreement” and, together with the Option Agreements, the “Equity Agreements”) for the Company, which will include, among other things, (1) restrictions on transfer of the Units and call rights by the Company, (2) certain drag-along and tag-along rights and obligations, (3) certain lock-up rights in connection with any underwritten public offering of equity securities of the Company or any affiliate and (4) that Executive make such representations and execute such documents as the Company determines are reasonably necessary or appropriate to comply with any applicable securities or tax law requirements, to qualify for any exemption from any applicable securities laws or to ensure Executive’s compliance with his obligations under the Management Stockholders’ Agreement.
          (g) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including the Company’s disability plan) provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).
          (h) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.
          (i) The Company shall, within 30 days after the Effective Date, reimburse the Executive for the Executive’s reasonable moving expenses and other miscellaneous costs in relocating his primary residence to the Chicago, Illinois area. In addition, the Company shall reimburse the Executive for reasonable travel expenses incurred in moving himself and his immediate family to the Chicago, Illinois area. The Company shall not, unless the Executive receives the Company’s prior written approval, be obligated to reimburse the Executive for relocation and related expenses in excess of $7,500 in the aggregate.
          3. Employment Period.
          The Employment Period shall commence on August 16, 2006 (the “Effective Date”) and shall terminate on the first anniversary of the Effective Date, provided that on the first anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):
          (a) Death. The Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.
          (c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement; (ii) the failure by the Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company or an affiliate of the Company; or (iv) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive’s employment could have been terminated for Cause, the Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
          (d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.
          (e) Voluntarily. The Executive may voluntarily terminate his employment hereunder, provided that the Executive provides the Company with notice of his intent to terminate his employment at least 60 days in advance of the Date of Termination (as defined in Section 4 below).
          4. Termination Procedure.
          (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).
          (b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than 60 days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of

Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.
          5. Termination Payments.
          (a) Without Cause. If the Executive’s employment is terminated during the Employment Period by the Company without Cause, the Company shall pay the Executive (i) within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”) and (ii) for a period of eighteen (18) months following the Date of Termination, the Executive’s Base Salary at the rate in effect as of the Date of Termination, with such Base Salary to be paid in equal installments over such period in accordance with the Company’s normal payroll practices. In addition, in the event the Executive’s employment is terminated during the Employment Period by the Company without Cause, and such termination occurs on or after the first day of the fourth quarter of the then-current fiscal year, the Executive shall be entitled to receive the product of (i) the Annual Bonus for such fiscal year that the Executive would have received had the Executive remained employed with the Company, if any, based upon achievement of performance objectives to the date of such termination and (ii) a fraction, the numerator of which is the number of full months the Executive was employed with the Company in such fiscal year and the denominator of which is 12 (such payment, if any, the “Pro Rata Bonus”). The Pro Rata Bonus, if any, shall be paid to the Executive on the date that annual bonuses under the AIP are otherwise paid to participants in the AIP who continue to be employed by the Company. For the one year period commencing on the day after Executive’s Date of Termination, the Company shall continue to provide medical benefits to Executive which are substantially similar to those provided generally to executive officers of the Company pursuant to such medical plan as may be in effect from time to time as if Executive’s employment had not been terminated; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be terminated. The Executive shall promptly notify the Company of any changes in his medical benefits coverage. The payments and benefits provided under this Section 5(a) are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. For the avoidance of doubt, upon a termination of the Employment Period without Cause, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this section, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause. Except as provided in this Section 5(a), or pursuant to Sections 2(c) or 2(d) if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations under this Agreement.
          (b) Cause or Voluntarily. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive, the Company shall pay the Executive within thirty (30) days following the Date of Termination the Accrued Benefits. Except as provided in this Section 5(b) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.
          (c) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Accrued Benefits; and (ii) any Annual Bonus earned by the Executive in respect of the Company’s fiscal year ending immediately prior to the Date of Termination but not yet paid. Except as provided in this Section 5(c) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.
          6. Legal Fees; Officers’ Liability Insurance.
          (a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.
          (b) During the Employment Period, the Executive shall be entitled to the same officers’ liability insurance coverage that the Company provides generally to its other officers, as may be amended from time to time for such directors and officers.
          (c) Contingent upon the Executive’s compliance with the requirements of Section 10 hereof, in the event that the Executive becomes the subject of an action or proceeding brought by Graphic Packaging International, Inc. (“Graphic Packaging”) arising out of his employment with the Company, the Company agrees to reimburse the Executive for all reasonable legal fees and expenses incurred in connection with the Executive’s defense of any such action or proceeding, within 30 days of submission of evidence by the Executive of any such expenses incurred. The Executive agrees to promptly notify the Company if any actions or proceedings are threatened or brought against him with respect to his entering into this Agreement or commencing employment with the Company, consult with the Company with respect to his response to any such action or proceeding and take all reasonable steps that the Company requests to defend any such action or proceeding. The provisions of this Section 6(c) shall not apply, and the Executive shall repay to the Company any legal fees and expenses reimbursed by the Company pursuant to any action brought by Graphic Packaging against the Executive and/or the Company, in the event the Executive breaches or has breached his obligations under Section 10 hereof.
          7. Non-Solicitation.
          During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce any such employee to leave the employ of the Company or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement.

          8. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.
          (a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.
          (b) The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of one year following the termination of the Employment Period, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to the manufacture, conversion and distribution of packaging materials, labels and lamination or otherwise engage in the consumer packaging industry in any product line produced or sold by the Company at the time of the termination (the “Business”) for any Person (whether or not for compensation). For purposes of this Section 8(b), the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes or has a reasonable potential for competing with the Company, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.
          (c) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.
          (d) The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.
          9. Injunctive Relief.
          It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.
          10. Representations.
          (a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.
          (b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.
          11. Miscellaneous.
          (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
Altivity Packaging, LLC
450 E. North Avenue
Carol Stream, IL 60188
Attn: General Counsel
with a copy to:
Robert J. Raymond
Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
If to the Executive:
Donald Sturdivant
12 Rachel Way
Bedford, N.H.03110
or to such other address as any party hereto may designate by notice to the others.
          (b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that the Options and Units shall be governed by the relevant Equity Agreements).
          (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
          (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
          (e) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.
          (ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
          (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.
          (g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
          (h) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
          (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

          (j) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Altivity Packaging, LLC

/s/ GEORGE V. BAYLY
Name:
Title:

/s/ DONALD STURDIVANT
Donald Sturdivant